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                            TRUST FOR CREDIT UNIONS

                                    FORM OF

                 ADDENDUM NO. 3 TO THE ADMINISTRATION AGREEMENT
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     This Addendum, dated as of the first day of July, 1995, is entered into between TRUST FOR CREDIT UNIONS (the "Trust"), a Massachusetts business trust, and CALLAHAN CREDIT UNION FINANCIAL SERVICES LIMITED PARTNERSHIP (the "Administrator"), a Delaware limited partnership.

     WHEREAS, the Trust and Administrator have entered into a Revised and Restated Administration Agreement dated as of March 31, 1993 (the "Administration Agreement"), and Addenda Nos. 1 and 2 thereto dated June 30, 1993 and January 1, 1994, respectively, pursuant to which the Trust has appointed the Administrator to provide certain administrative services to the Trust for the Money Market Portfolio, Government Securities Portfolio, Mortgage Securities Portfolio, Target Maturity Portfolio (1996), Target Maturity Portfolio (Feb 97) and Target Maturity Portfolio (May 97), together with all other portfolios subsequently established by the Trust; and

     WHEREAS, Goldman, Sachs & Co. renders investment advisory services and certain administrative services to the aforesaid Portfolios pursuant to an Advisory Agreement dated June 20, 1991 and Addenda Nos. 1, 2, 3 and 4 dated October 6, 1992, June 30, 1993, December 29, 1993 and January 1, 1994, respectively; and

     WHEREAS, pursuant to Section 4(c) of the aforesaid Advisory Agreement Goldman, Sachs & Co. has delivered a letter to the Trust dated May 13, 1992 regarding the payment of expenses of the Trust's Money Market Portfolio; and

     WHEREAS, the Trust, Goldman, Sachs & Co. and the Administrator have determined that the arrangement regarding the payment of expenses of the Trust's Money Market Portfolio in the aforesaid letter shall be discontinued and that the arrangement regarding the payment of said expenses set forth below shall be adopted instead;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Expense Guarantee.  Effective immediately, paragraph 4 of the
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          Administration Agreement is hereby amended to add the following as the last sentence thereof:

          "In addition, the Administrator agrees that the fee otherwise payable to it under this Agreement with respect to the Money Market
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          Portfolio shall be reduced, and the Administrator shall
          otherwise pay the Money Market Portfolio, to the extent necessary so that the annualized ordinary operating expenses (excluding interest, taxes, brokerage and extraordinary expenses) of the Money Market Portfolio do not exceed 0.20% of the average daily net assets of such Portfolio, such reduction or payment, if any, to be estimated and accrued daily and made on a monthly basis."

     2.   Miscellaneous.  Except to the extent supplemented hereby, the
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          Administration Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.


     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.



                                       TRUST FOR CREDIT UNIONS



Attest: /s/ Angelique Barrow           By: /s/ Marcia L. Beck
       -----------------------            ----------------------------
                                                     As its: President
                                                             ---------

                                       CALLAHAN CREDIT UNION FINANCIAL
                                       SERVICES LIMITED PARTNERSHIP


Attest: /s/ Marianne Quinn             By: /s/ William Connors
       -----------------------            ----------------------------
                                               As its: General Partner
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